Exhibit 99.1
News Release
Video Display Reports Third Quarter and Nine Month Results
News Release
Video Display Reports Third Quarter and Nine Month Results
January 13, 2010 — Video Display Corporation (NASDAQ: VIDE), a world leader in the supply of unique medical, defense and industrial display solutions, sees return to profits for the fiscal third quarter ended November 30, 2009.
Revenue for the three month period ended November 30, 2009 is reported at $17.5 million, exceeding the three previous consecutive quarters by 4% to 7% each, reflecting the expected turn around in revenues forecast by the Company. The 3rd quarter revenue for fiscal 2010 however still remains below the previous year’s third quarter revenue of $18.2 million, a decrease of 3.8%. Fully diluted earnings per share are reported at $0.01 versus the previous year’s third quarter fully diluted loss of $(0.03) per share.
Revenue for the nine month period ended November 30, 2009 is reported at $50.7 million versus $56.4 million reported for November 30, 2008, a decrease of 10% versus the previous year period. Fully diluted earnings per share are reported at $0.03 for the first nine months of fiscal 2010 versus the like period of 2009.
Company CEO, Ron Ordway, stated, “Results from the third quarter began to reflect the anticipated return to historical revenue rates expected to regain $20 million quarterly run rates over the next several quarters. I anticipate that a portion of the cost reductions put in place during the past fiscal year will positively affect results for the fourth quarter of this fiscal year. With the effect of the reductions and generation of increased revenues, I would expect that the previously stated fourth quarter guidance, without any non-recurring gains or losses, to still be attainable and that full year earnings per share are expected to be in the range of $0.13 to $0.15 per share for fiscal February 28, 2010.”
Video Display Corporation designs, develops and manufactures unique solutions for display requirements for military, medical and industrial use with emphasis on high end training and simulation applications. Its product offerings include rugged AMLCD and CRT displays as well as complete projection systems utilizing VDC’s Marquee™ line of projectors. Video Display Corporation operates 8 display design and manufacturing plants plus additional sales facilities throughout the United States and Europe.
This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, Video Display Corporation or its representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions, including items discussed in the Company’s Form 10-K for the year ended February 28, 2009, filed with the Securities and Exchange Commission. The Company undertakes no duty to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Video Display Corporation and Subsidiaries
Consolidated Statements of Income (unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	November 30,		November 30,
	2009	2008	2009	2008
Net sales	$17,513	$18,208	$50,704	$56,422

Cost of goods sold	12,328	12,589	33,713	36,543

Gross profit	5,185	5,619	16,991	19,879

Operating expenses
Selling and delivery	1,711	1,895	5,234	5,682
General and administrative	3,202	4,402	11,084	12,762

	4,913	6,297	16,318	18,444

Operating profit	272	(678)	673	1,435

Other income (expense)
Interest expense	(308)	(326)	(811)	(894)
Other, net	80	150	413	310

	(228)	(176)	(398)	(584)

Income before income taxes	44	(854)	275	851

Income tax expense	(26)	(589)	27	(17)

Net income	$70	$(265)	$248	$868

Basic earnings per share of common stock	$.01	$(.03)	$.03	$.09

Diluted earnings per share of common stock	$.01	$(.03)	$.03	$.09

Basic weighted average shares outstanding	8,372	9,276	8,445	9,385

Diluted weighted average shares outstanding	8,706	9,276	8,756	9,754

CONTACT: Video Display Corporation Ronald D. Ordway, 770/938-2080